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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER
SECTION 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

                                                 Commission File Number: 1-12800

                               EXECUTIVE RISK INC.
             (Exact name of Registrant as specified in its charter)

          82 HOPMEADOW STREET, SIMSBURY, CONNECTICUT 06070 860/408-2000 (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                          COMMON STOCK, $ .01 PAR VALUE
                                       AND
                  ASSOCIATED COMMON STOCK PURCHASE RIGHTS, PAR
                              VALUE $.01 PER SHARE
            (Title of each class of securities covered by this Form)

                                       N/A
(Title of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate provisions(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)   [   ]          Rule 12h-3(b)(1)(ii)      [   ]
         Rule 12g-4(a)(1)(ii)  [   ]          Rule 12h-3(b)(2)(i)       [   ]
         Rule 12g-4(a)(2)(i)   [   ]          Rule 12h-3(b)(2)(ii)      [   ]
         Rule 12g-4(a)(2)(ii)  [   ]          Rule 15d-6                [   ]
         Rule 12h-3(b)(1)(i)   [ X ]

Approximate number of holders of record as of the certification date or notice date: ONE (1)

Pursuant to the requirements of the Securities Exchange Act of 1934, Executive Risk Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE: July 19, 1999             BY: /s/ Stephen J. Sills
                                        ----------------
                                    Name:  Stephen J. Sills
                                    Title: President and Chief Executive Officer